SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 15, 2002

BRE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	0-5305	94-1722214
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44 Montgomery Street, 36th Floor,
San Francisco, CA
94104-4809

(Address of principal executive offices, including zip code)

415-445-6530
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

ITEM 5.    OTHER EVENTS

FIRST QUARTER RESULTS	FIRST QUARTER HIGHLIGHTS

• $0.44 EPS	• Common dividend increased 5%

• $0.67 per share FFO	• $150 million note sale

• $0.4875 per share common dividend	• Two development properties delivered

Today we reported operating results for the quarter ended March 31, 2002. Net income available to common shareholders for the first quarter totaled $20.2 million, or $0.44 per share, as compared with $17.7 million, or $0.38 per share, for the same period 2001, which included expenses and losses associated with the company’s Internet investment of $4.3 million, or $0.09 per share. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter totaled $46.2 million, up from $45.5 million in the same quarter 2001. For the first quarter 2002, revenues totaled $66.6 million, as compared with $65.4 million a year ago.

For the first quarter, funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $32.2 million, or $0.67 per share, compared with $32.4 million, or $0.67 per share, for the same period 2001.

BRE’s overall operating results were influenced by year-over-year same-store performance, and income derived from apartment communities developed and acquired during the last 12 months. For first quarter 2002, same-store net operating income (NOI) decreased 2% as compared with first quarter 2001 results. On a sequential basis, same-store NOI increased 1% from fourth quarter 2001. The company’s operating results continue to reflect regional and national recessionary conditions, which have reduced market-level rents and occupancy.

Portfolio Performance

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 20,803 apartment units owned by BRE, same-store units totaled 19,226 for the quarter.

Same-Store % Growth Results Q1 2002 Compared to Q1 2001
	# of Units	% NOI	% Change Revenue	% Change Expenses	% Change NOI
San Francisco	3,488	29%	-8%	5%	-11%
L.A./Orange County	2,976	15%	6%	-1%	10%
San Diego	2,575	14%	6%	5%	6%
Seattle	2,316	10%	-2%	1%	-3%
Phoenix	2,694	10%	-6%	4%	-9%
Sacramento	1,896	9%	6%	2%	7%
Salt Lake City	1,517	6%	5%	1%	7%
Denver	984	5%	-1%	-1%	0%
Portland	780	2%	1%	3%	0%

Total/Average	19,226	100%	-1%	2%	-2%

Lower average monthly rents and a reduced level of physical occupancy influenced same-store property results. On a year-over-year basis, average gross potential rents in the same-store portfolio decreased 1% to $1,045 from $1,054. Physical occupancy levels averaged 94% during the quarter, as compared with 96% during first quarter 2001.

During the first quarter, BRE’s San Francisco Bay area communities began to recover after a difficult operating period during 2001. The company’s S.F. Bay area markets experienced improved occupancy and resident turnover levels in the quarter as compared to fourth quarter 2001. During the first quarter, physical occupancy averaged 93%, increasing from 92% at the start of the quarter to 95% at the end of the period. Annualized resident turnover in this market was 71% for the quarter, down from the 4Q ‘01 annualized level of 92%. However, market-level rents have not fully stabilized, declining approximately 3% during the first quarter. While the occupancy and turnover metrics are leading indicators of stabilization, BRE does not believe the S.F. Bay area will stabilize until market rents have fully bottomed.

Same-Store Occupancy and Turnover Rates
Q1 2002 Compared to Q1 2001

	Occupancy Levels		Turnover Ratio
	Q1/02	Q1/01	Q1/02	Q1/01
San Francisco	93%	96%	71%	54%
San Diego	95%	96%	56%	58%
L.A./Orange County	95%	97%	44%	45%
Sacramento	95%	94%	67%	65%
Seattle	93%	96%	48%	48%
Portland	93%	96%	57%	44%
Salt Lake City	94%	94%	74%	72%
Denver	92%	96%	74%	72%
Phoenix	91%	95%	57%	65%

Total/Average	94%	96%	60%	57%

Acquisition and Development Activity

During the quarter, BRE delivered two communities with 384 units and transferred those communities from construction-in-progress to investments in real estate: Pinnacle at Otay Ranch II, with 204 units, located in the Otay Ranch master-planned community, in the San Diego suburb of Chula Vista, California; and Pinnacle at Lake Washington, with 180 units, located in the Seattle suburb of Renton, Washington.

At March 31, 2002, the company had two communities in the lease-up phase. Apartment units delivered and in service totaled 317 units, which will increase to 433 units upon the completion of construction. Average occupancy for the lease-up communities was 71% of delivered units, and 52% of total units at the end of first quarter 2002.

BRE currently has six communities with 1,493 units in development, at a total estimated cost of $237 million. Expected delivery dates for these communities range from second quarter 2002 to first quarter 2004. The company’s development properties are concentrated in the Southern California and Denver, Colorado regions.

Financial Information

During the first quarter, the company issued $150 million of senior unsecured notes, with a maturity of five years, a coupon of 5.95% and an all-in cost of 6.095%. The proceeds derived from the offering were used to repay amounts outstanding under BRE’s revolving credit facility. At March 31, 2002, outstanding borrowings under the company’s line of credit totaled $213 million.

At March 31, 2002, BRE’s combination of debt and equity resulted in a total market capitalization of approximately $2.6 billion, with a debt-to-total market capitalization ratio of 39%. BRE’s outstanding debt of $1 billion carried a weighted average interest rate of 6.07%. For the quarter, BRE’s coverage ratio of EBITDA to interest expense was 3.5 times. The weighted average maturity for the company’s debt is eight years, excluding amounts drawn on the company’s line of credit, and seven years when amounts currently drawn are included.

For first quarter 2002, cash dividend payments to common shareholders totaled $22.4 million, or $0.4875 per share, a 5% per share increase, from $21.6 million, or $0.465 per share, for the same period 2001. Correspondingly, the FFO payout ratio for first quarter 2002 was 73%, as compared with 69% for first quarter 2001.

In third quarter 2001, BRE’s board of directors authorized the purchase of the company’s common stock in an amount up to $60 million. The timing of repurchase activity is dependent on the market price of the company’s shares, and other market conditions and factors. To date, the company has repurchased a total of $32.8 million of common stock, representing 1,138,200 total shares, at an average price of $28.85 per share.

Management Announcement

BRE today announced that LeRoy Carlson, the company’s chief operating officer, has elected to retire after 26 years of service with the company and predecessor entities. BRE has retained Heidrick & Struggles International, an executive search firm, to assist in the search for a COO to replace Mr. Carlson. The actual date of Mr. Carlson’s retirement has not been determined and will be dependent on the time required to complete the search.

CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollar amounts in thousands)

	March 31, 2002	December 31, 2001
ASSETS
Real estate portfolio
Direct investments in real estate
Investments in rental properties	$1,823,483	$1,790,283
Construction in progress	81,104	83,002
Less: accumulated depreciation	(169,057)	(158,873)

	1,735,530	1,714,412

Equity interests in and advances to real estate joint ventures
Investments in rental properties	43,256	42,083
Construction in progress	45,875	39,023

	89,131	81,106

Land under development	18,728	23,277

Total real estate portfolio	1,843,389	1,818,795
Cash	4,144	3,892
Other assets	53,622	53,294

Total assets	$1,901,155	$1,875,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Mortgage loans	$200,314	$210,431
Unsecured senior notes	622,885	483,000
Unsecured line of credit	213,000	315,000
Accounts payable and accrued expenses	30,170	30,503

Total liabilities	1,066,369	1,038,934

Minority interest	52,125	52,151

Shareholders’ equity
Preferred stock, $.01 par value; 10,000,000 shares authorized: 8 1/2% Series A cumulative redeemable, liquidation preference $25 per share. Shares issued and outstanding: 2,150,000 at March 31, 2002 and December 31, 2001.	53,750	53,750
Common stock; $.01 par value; 100,000,000 shares authorized. Shares issued and outstanding: 45,894,073 at March 31, 2002; 45,807,191 at December 31, 2001.	459	458
Additional paid-in capital	728,452	730,688

Total shareholders’ equity	782,661	784,896

Total liabilities and shareholders’ equity	$1,901,155	$1,875,981

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Quarter ended
	March 31, 2002	March 31, 2001
REVENUE
Rental income	$62,548	$60,475
Partnership and ancillary income	3,868	3,373
Other income	215	1,512

Total revenue	66,631	65,360

EXPENSES
Real estate expenses	$18,274	$17,556
Depreciation	10,758	9,262
Interest expense	13,087	12,031
General and administrative	2,203	2,354
Internet business (1)	—	4,308

Total expenses	44,322	45,511
Income before gains (losses) on sales of real estate investments and minority interest in consolidated subsidiary	22,309	19,849
Gains (losses) on sales of real estate investments	—	—
Income before minority interest in consolidated subsidiary	22,309	19,849
Minority interest	969	1,048

NET INCOME	$21,340	$18,801
DIVIDENDS ATTRIBUTABLE TO PREFERRED STOCK	1,142	1,142
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$20,198	$17,659

Net income per share—basic	$0.44	$0.38

Net income per share—assuming dilution	$0.44	$0.38

Funds from operations (2)	$32,150	$32,437
Per share funds from operations assuming dilution (2)	$0.67	$0.67
Weighted average shares outstanding—basic	45,835	46,230
Weighted average shares outstanding—assuming dilution	47,850	48,680

(1)
Internet business expenses relate to our prior investment in VelocityHSI, Inc. VelocityHSI filed for bankruptcy protection during third quarter 2001. BRE’s investment in and advances to VelocityHSI were written down to zero during second quarter 2001. A reserve of $2,400,000 for potential BRE liabilities related to VelocityHSI was provided for as part of our second quarter charge. Our investment in VelocityHSI was recorded under the equity method of accounting. The recognition of our portion of income or losses was recorded on a 90-day lag basis, with losses applied to the extent of our investment in and receivables from VelocityHSI, and was added back to determine FFO from real estate. The effect of including this expense in FFO would be ($0.0) and ($0.09) for the quarters ended March 31, 2002 and 2001, respectively.

(2)	Calculated using the FFO definition from NAREIT’s October 1999 White Paper (as amended).

FORWARD LOOKING STATEMENTS

In addition to historical information, we have made forward-looking statements in this report on Form 8-K. These forward-looking statements pertain to, among other things, our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or in their negative form or other variations, or by discussions of strategy, plans or intentions. Forward-looking statements are based on assumptions, data or methods that may be incorrect or imprecise or incapable of being realized. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code as of 1986, as amended, environmental uncertainties, risks related to natural disasters, financial market fluctuations, changes in real estate and zoning laws and increases in real property tax rates. Our success also depends upon economic trends, including interest rates, income tax laws, governmental regulation, legislation, population changes and other factors. Do not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update forward-looking statements. For more details, please refer to the company’s SEC filings, including our most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

(c)  Exhibits: None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 15, 2002	By:	/s/ EDWARD F. LANGE, JR. Edward F. Lange, Jr.
Executive Vice President, Chief Financial Officer and Secretary